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               [MCDERMOTT, WILL & EMERY LETTERHEAD]

                                                  February 9, 1998



Axiohm Transaction  Solutions, Inc.
15070 Avenue of Science
San Diego, CA 92128

          RE: Axiohm Transaction Solutions, Inc. - Issuance of $120,000,0000 Aggregate Principal Amount of
               New 9-3/4% Senior Subordinated Notes due 2007
               ---------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Axiohm IPB, Inc. (the "Company"), in connection with the guarantee by the Company of up to $120,000,000 aggregate principal amount of new 9-3/4% Senior Subordinated Notes due 2007 (the "New Notes") to be issued by Axiohm Transaction Solutions, Inc. ("Axiohm"), which guarantee shall be pursuant to the new subsidiary guarantees thereof (the "New Subsidiary Guarantees") by each of (i) the Company; (ii) Axiohm S.A.R.L.; (iii) Axiohm Investissements S.A.R.L.; (iv) Cognitive L.L.C.; (v) Cognitive Solutions, Inc.; (vi) Dardel Technologies E.U.R.L.; and (vii) Stadia Colorado Corp. (such entities identified in (i)-(vii) are collectively referred to herein as "Guarantors").

     Axiohm has caused to be filed with the Securities and Exchange Commission a registration statement on Form S-4, Reg. No. 333-41245 (the "Registration Statement"), under the Securities Act of 1933, as amended ("Securities Act") with respect to the New Notes and the New Subsidiary Guarantees. The New Notes and New Subsidiary Guarantees are proposed to be issued in exchange for substantially identical, currently outstanding but unregistered notes (the "Existing Notes") and subsidiary guarantees (the "Existing Subsidiary Guarantees"). The Existing Notes and Existing Subsidiary Guarantees are, and the New Notes and New Subsidiary Guarantees will upon issuance be, covered by that certain indenture dated October 2, 1997, as supplemented to the date hereof (collectively, the "Indenture") by and among Axiohm, the

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February 9, 1998
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Company and the other Guarantors, and the Bank of New York as trustee (the
"Trustee"). This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In this regard, we have examined executed originals or copies of the following:

     (a)  The Indenture.

     (b) Resolutions of the Board of Directors of the Company adopted on September 24, 1997, which resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect as of the date hereof.

     (c)  Specimen certificate representing the New Subsidiary Guarantee.

     (d) Such other records of the Company and such other certificates of public officials, certificates of officers or other representatives of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In making such examination, we have assumed that all signatures on all documents submitted to us are genuine, that all documents submitted to us are genuine, that all documents submitted to us as originals are accurate and complete, and that all documents submitted to us as copies are accurate and complete copies of the originals thereof. As to questions of fact material to this opinion, we have relied, to the extent we have deemed proper, upon certificates of officers of the Company and certificates of public officials.

     Based and relying solely upon the foregoing and subject to the expectations and assumptions stated herein, it is our opinion that the execution and delivery of the Indenture and the New Subsidiary Guarantee of the Company to be endorsed on the New Notes have been duly authorized by requisite corporate action on the part of the Company and that the Indenture has been duly executed and delivered by the Company.

     This opinion is limited solely to the laws of the United States of America and to the General Corporate Law of the State of Delaware. Any phrases or references to "knowledge" are deemed to be references to the knowledge of the lawyers of the firm in Chicago, Illinois that perform legal services for the Company.

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February 9, 1998
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     This opinion is provided solely to you and, without prior written consent, may not be relied upon by any other person or entity, may not be quoted in whole or in part or otherwise referred to in any report or document, and may not be furnished to any person or entity, except in response to a valid subpoena or other lawful process; provided, however, that (i) Wilson Sonsini Goodrich & Rosati is entitled to rely upon this opinion, but only in connection with any opinion delivered to you by said firm required in connection with the Registration Statement pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and (ii) we hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving the consent contained in the preceding sentence, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                    Respectfully submitted,

                    /s/ McDermott, Will & Emery